Exhibit 12

                      TELEPHONE AND DATA SYSTEMS, INC.
                     RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Three Months March 31, 1996
                           (Dollars In Thousands)




EARNINGS:
       Income from Continuing Operations before
         income taxes                                         $    61,253
         Add (Deduct):
           Minority Share of Losses                                (1,121)
           Earnings on Equity Method                              (11,232)
           Distributions from Minority Subsidiaries                 2,566
           Amortization of Non-Telephone Capitalized
             Interest                                                   2
           Minority interest in majority-owned subsidiaries
             that have fixed charges                                5,980
                                                                ---------
                                                                   57,448

         Add fixed charges:
           Consolidated interest expense                           11,714
           Interest Portion (1/3) of Consolidated Rent Expense 1,608 Amortization of debt expense and discount on
             indebtedness                                             146
                                                                ---------
                                                              $    70,916
                                                                =========
FIXED CHARGES:
       Consolidated interest expense                          $    11,714
       Capitalized interest                                         6,538
       Interest Portion (1/3) of Consolidated Rent Expense          1,608
       Amortization of debt expense and discount on
         indebtedness                                                 146
                                                                ---------
                                                              $    20,006
                                                                =========
RATIO OF EARNINGS TO FIXED CHARGES                                   3.54
                                                                =========
       Tax-Effected Redeemable Preferred Dividends            $       269
       Fixed Charges                                               20,006
                                                                ---------
           Fixed Charges and Redeemable Preferred Dividends      $ 20,275
                                                                =========
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                 3.50
                                                                =========
       Tax-Effected Preferred Dividends                       $       908
       Fixed Charges                                               20,006
                                                                ---------
            Fixed Charges and Preferred Dividends             $    20,914
                                                                =========
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                            3.39
                                                               ==========